Exhibit 99.1

Gladstone Land Corporation Announces Farmland Acquisition in Eastern Oregon

MCLEAN, Va., January 2, 2014 /PRNewswire/ — Gladstone Land Corporation (NASDAQ: LAND) (“Gladstone Land” or the “Company”) announced today that it has acquired a 1,895-acre farm in the Columbia Basin of the Pacific Northwest for $13.9 million. The property has center pivot irrigation and has been farmed for row crop vegetables for decades. In connection with the acquisition, the Company executed a ten-year lease with three, five-year options to extend with a large farming operation that grows a variety of row crops, including onions, potatoes, carrots, green peas and snap peas, among others.

“We are pleased to acquire this farm in the Columbia Basin, one of the premier growing regions for vegetables in the United States. In addition, we are excited to partner with an excellent farm operator and further diversify our tenant base. We now own 20 farms across the U.S. valued at over $106 million,” said Bill Frisbie, Director, Real Estate, of the investment adviser to the Company.

About Gladstone Land Corporation:

Gladstone Land Corporation is an externally-managed real estate investment company that invests in farmland and farm-related properties located in major agricultural markets throughout the United States. Gladstone Land seeks to purchase high-quality farmland in the United States that is net leased to independent or corporate farmers with significant experience and resources. The Company currently focuses primarily on annual row crop farmland, as well as farmland that grows permanent crops, such as blueberries; we may, in the future, look at additional farmland that also grows commodity crops, such as wheat, corn and rice.

Owners or brokers who have farmland for sale in the United States should call (703) 287-5839.

For further information on the Company, please visit www.gladstoneland.com. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com. For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

SOURCE: Gladstone Land Corporation

For further information: Gladstone Land, 703-287-5893